April 1, 1996


Mr. Joe Mendelsohn
1617 East McMillan
Cincinnati, OH 45206

Dear Joe:

This letter will confirm the conversations you and I have had in connection with the amendment of your August 19, 1992 Consulting Agreement. Other than the amendments set forth below, your consulting agreement shall remain in full force and effect through fiscal 1998. The fiscal 1998 bonus and option programs will be determined at the end of fiscal 1997.

In addition to your monthly consulting fee of $3,000, you will be eligible for a performance payment as follows:

                    Earnings Before Tax         EBT %                Payment
Lower Level             $11,500,000             11.5%                $32,000
Middle Legal            $13,068,000             12.1%                $64,000
Higher Level            $14,260,000             12.4%                $110,000

The above performance payment will be calculated and awarded with the same criteria as the 1996 Executive Bonus Plan. If earnings fall between the three above levels, bonus dollars will be prorated accordingly.

In addition, you have been granted a seven-year, nonqualified stock option covering 30,000 shares at $12.625 per share. These options will vest at the rate of 33 1/3% per year over the next three years.

If this letter accurately sets forth your understanding of the amendment to the terms of your consulting agreement, please sign both copies where indicated and return a signed copy to me.

Very truly yours,


/s/ John J. Egart
John J. Egart

JJE/df





I have read the foregoing and am in agreement with the terms set forth therein.


April 5, 1996                               /s/ Joe Mendelsohn
Date                                        Joe Mendelsohn